EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-117340) and related Prospectus of Infocrossing, Inc. and subsidiaries' for the registration of $72,000,000 of 4% Convertible Senior Notes and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries' included in its Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

New York, New York
September 16, 2004